EXHIBIT 10.21

FIRST AMENDMENT TO THE
OCEAN ENERGY, INC. OUTSIDE DIRECTORS DEFERRED FEE PLAN

     WHEREAS, OCEAN ENERGY, INC., a Texas corporation (the "Company"), has heretofore adopted the OCEAN ENERGY, INC. OUTSIDE DIRECTORS DEFERRED FEE PLAN (the "Plan"); and

     WHEREAS, the Company amended and restated the Plan effective as of March 30,1999; and

     WHEREAS, the Company desires to further amend the Plan;

     NOW, THEREFORE, the Plan shall be amended as follows, effective as of February 1, 2001:

     1.     Section 4 of the Plan shall be deleted and the following shall be substituted therefor:

     4.     Crediting of Deferred Fees to Plan Accounts.

         (a)   Establishment of Plan Accounts. The Committee shall establish a memorandum bookkeeping account or accounts (the “Plan Accounts”) for each Participant in the Plan. As of the Effective Date, a Participant’s Required Deferral Account and Elective Deferral Account shall be combined into a single Plan Account. The Committee shall credit to each Participant’s Plan Accounts the Participant’s deferred fees as of the date such fees are earned by the Participant.

         (b) Deemed Investment of Funds.

         (1) The amounts credited to each Participant’s Plan Accounts shall be deemed to be invested in the Fidelity Money Market Trust: Retirement Money Market Portfolio until such Participant designates, in accordance with the procedures established from time to time by the Committee, the manner in which amounts credited to his Plan Accounts shall be deemed to be invested from among the investment funds made available from time to time by the Committee for the deemed investment of Plan Accounts (the “Investment Funds”). A Participant may designate one of such Investment Funds for the deemed investment of all the amounts credited to his Plan Accounts or he may split the deemed investment of the amounts credited to his Plan Accounts among such Investment Funds in such increments as the Committee may prescribe. Notwithstanding the foregoing, a Participant may not (i) designate an Investment Fund investing in the common stock of the Company, par value $.10 per share (a “Stock Fund”) for the deemed investment of amounts credited to his Plan Accounts within six months after revoking an election to have all or a portion of his Plan Accounts deemed invested in Phantom Stock under Section 4(c) of the Plan as in effect on January 31, 2001 or (ii) designate a Stock Fund for the deemed investment of amounts credited to his Plan Accounts within six months after changing or converting a deemed investment election from a Stock Fund pursuant to Paragraph (b)(2) below.

         (2) A Participant may (i) change his deemed investment designation for future amounts to be credited to his Plan Accounts or (ii) convert his deemed investment designation with respect to the amounts already credited to his Plan Accounts. Any such change or conversion shall be made in accordance with the procedures established by the Committee, and the frequency of such changes may be limited by the Committee. Notwithstanding the foregoing, a Participant may not change or convert the designation of a Stock Fund for the deemed investment of amounts credited to his Plan Accounts within six months after designating a Stock Fund for the deemed investment of amounts credited to his Plan Accounts pursuant to Paragraph (b)(1) above.

        (c) Allocation of Net Income or Net Loss Equivalents. The balance of each Participant’s Plan Accounts shall be adjusted at such times and in such manner as the Committee deems appropriate to reflect the net income (or net loss) of the Investment Funds. A Participant’s Plan Accounts shall continue to be adjusted for the net income (or net loss) of the Investment Funds so long as there is any balance credited to such account.

        (c) Invalid Elections. A deemed investment designation of a Stock Fund pursuant to Paragraph (b)(1) above that is attempted within six months of a deemed investment designation from a Stock Fund pursuant to Paragraph (b)(2) above, or a deemed investment designation from a Stock Fund pursuant to Paragraph (b)(2) above that is attempted within six months of a deemed investment designation of a Stock Fund pursuant to Paragraph (b)(1) in violation of the prohibitions of such Paragraphs shall have no force or effect and shall be null and void.

        (d) Transition Rule for Amounts Credited Prior to February 1, 2001. With respect to a Participant who has a balance credited to his Plan Accounts as of February 1, 2001, (1) the portion of his Plan Accounts, if any, that was credited with Interest Equivalents prior to February 1, 2001, shall be deemed to be invested in the Fidelity Money Market Trust: Retirement Money Market Portfolio and (2) the .portion of his Plan Accounts, if any, that was credited with Phantom Stock prior to February 1, 2001 shall be deemed to be invested in a Stock Fund.”

     2.   The provisions of Section 5(e) of the Plan pertaining to determination of the value of amounts credited to a Participant’s Plan Accounts for purposes of payment shall be deemed to be amended to the extent necessary to correspond with the revised income crediting provisions of Section 4 of the Plan.

     3.   The reference to "Paragraph 4(d)" in Section 5(h) of the Plan shall be deemed to be a reference to "Section 4" of the Plan.

     4.   As amended hereby, the Plan is specifically ratified and reaffirmed.

EXECUTED this ________ day of December, 2000.

OCEAN ENERGY, INC.
  a Texas corporation

By:______________________________